EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER REPORTS PROGRESS TO DATE ON FLYWHEEL SYSTEM FREQUENCY REGULATION FIELD TRIALS

Presentation at U.S. Department of Energy Highlights Positive Performance in Meeting Project Objectives in California and New York

WILMINGTON, Mass., November 8, 2006 – At the Energy Storage Programs Peer Review meeting hosted by the U.S. Department of Energy (DOE) in Washington, D.C., on November 2-3, 2006, Beacon Power Corporation (NASDAQ: BCON) presented the preliminary results of its Smart Energy Matrix flywheel system field trials now under way in California and New York. Based on the performance data collected from both sites and presented in detail at the meeting, Beacon’s two scale-power systems have thus far demonstrated the capability to respond to frequency regulation signals and meet their respective project objectives.

“The field trial data we presented in Washington clearly demonstrates that our flywheel systems are ideally suited to the grid frequency regulation application,” said Bill Capp, Beacon Power president and CEO. “This DOE Peer Review meeting was our first opportunity to report how the systems have performed to date in New York and California. I’m pleased to say that the results have been very positive.”

“These two demonstrations, which have shown instantaneous response to signals from the California ISO and the grid itself, indicate to us that flywheel technology can be a valuable tool for grid frequency control,” said Dr. Imre Gyuk, manager of the DOE Energy Storage Program. “We hope to see a full-scale application of the technology in the near future.”

Representatives from Beacon Power gave two technical presentations at the meeting. The first covered the objectives and results of the flywheel demonstrations being conducted for the California Energy Commission and the New York State Energy Research and Development Authority (NYSERDA), in conjunction with DOE’s Energy Storage Program. The second presentation provided an update on the recently announced DOE-funded project to design a 20-

megawatt Smart Energy Matrix flywheel frequency regulation plant. Both presentations are available for viewing on the Beacon Power website at www.beaconpower.com.

Based on DOE-monitored and validated performance data collected thus far, the two Beacon Power demonstration systems are meeting what Beacon Power considers to be the most important requirements for frequency regulation services. These include: 1) a fully compliant interconnection to the electricity grid; 2) the ability to follow fast-changing frequency regulation command signals; 3) secure utility-grade communication between the grid operator and the Smart Energy Matrix; and 4) continuous operation with high system availability.

In addition to demonstrating the capabilities of flywheel-based frequency regulation to energy authorities and grid operators in both states, the operating experience gained from these systems is being applied in the development of the Smart Energy 25, the Company’s next-generation flywheel system, as well as the full-scale Smart Energy Matrix. As Beacon recently announced, good progress continues to be made in these related development efforts.

About Beacon Power

Beacon Power Corporation designs and develops advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now being demonstrated on a scale-power level in two states, is a prototype for a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which Beacon hopes to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the recent volatility in the stock price of companies operating in the same sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.